News Release

Contact:
Juan José Orellana
Investor Relations
562-435-3666, ext. 111143

MOLINA HEALTHCARE ANNOUNCES COMMENCEMENT OF OFFER TO EXCHANGE ITS PRIVATELY-PLACED 5.375% SENIOR NOTES DUE 2022 FOR
REGISTERED 5.375% SENIOR NOTES DUE 2022

Long Beach, California (August 17, 2016) – Molina Healthcare, Inc. (NYSE: MOH) (the “Company”) today announced that it has commenced an offer to exchange up to $700 million aggregate principal amount of its 5.375% Senior Notes due 2022 (the “Original Notes”) and the note guarantees associated therewith issued on November 10, 2015, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), for up to an equal aggregate principal amount of its 5.375% Senior Notes due 2022 (the “Exchange Notes”) and the note guarantees associated therewith registered under the Securities Act. The exchange offer is registered under the Securities Act pursuant to an effective registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on August 15, 2016.

In connection with the issuance of the Original Notes, the Company entered into a registration rights agreement with certain initial purchasers (the “Registration Rights Agreement”) wherein the Company agreed, for the benefit of the holders of the Original Notes, to file with the SEC, and cause to become effective, a registration statement relating to an offer to exchange the Original Notes for notes registered under the Securities Act with terms substantially identical in all material respects to the Original Notes. In accordance with the Registration Rights Agreement, the terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes are not subject to the transfer restrictions, and do not contain the additional interest provisions, applicable to the Original Notes.

Original Notes not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest, but will not retain any rights under the Registration Rights Agreement, except in limited circumstances. The terms of the exchange offer are contained in the exchange offer prospectus and related letter of transmittal.

The exchange offer will expire at 5:00 p.m., New York City time, on September 15, 2016, unless extended. Tenders of Original Notes must be properly made before the expiration date. Original Notes tendered in the exchange offer may be withdrawn at any time before the expiration date by following the procedures set forth in the exchange offer prospectus.
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Documents describing the terms of the exchange offer, including the prospectus, letter of transmittal and notice of guaranteed delivery, can be obtained from the exchange agent, U.S. Bank National Association, 111 Fillmore Avenue, St. Paul, Minnesota 55107-1402, Attention: Corporate Actions.

This press release does not constitute an offer to sell any securities or a solicitation of an offer to buy any securities. The exchange offer is being made only by means of the written exchange offer prospectus and the related letter of transmittal.

About Molina Healthcare
Molina Healthcare, Inc., a FORTUNE 500 company, provides managed health care services under the Medicaid and Medicare programs and through the state insurance marketplaces. Through our locally operated health plans in 12 states and in the Commonwealth of Puerto Rico, Molina serves approximately 4.3 million members. Dr. C. David Molina founded our company in 1980 as a provider organization serving low-income families in Southern California. Today, we continue his mission of providing high quality and cost-effective health care to those who need it most. For more information about Molina Healthcare, please visit our website at molinahealthcare.com.

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